                               CODE OF ETHICS FOR
                PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS

                      THE DIVERSIFIED INVESTORS FUND GROUP,
                    THE DIVERSIFIED INVESTORS FUNDS GROUP II,
               DIVERSIFIED INVESTORS STRATEGIC VARIABLE FUNDS AND
                        DIVERSIFIED INVESTORS PORTFOLIOS


The Diversified Investors Funds Group, The Diversified Investors Funds Group II, The Diversified Investors Strategic Variable Funds and Diversified Investors Portfolios (collectively, the "Funds") have adopted this Code of Ethics to effectuate compliance with Section 406 under the Sarbanes-Oxley Act of 2002 and the rules adopted to implement Section 406.

This Code applies to each Fund's principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions ("Covered Officers"). A listing of positions currently within the ambit of Covered Officers is attached Exhibit A.

1. Purpose Of The Code. This Code sets forth standards and procedures that are reasonably designed to deter wrongdoing and promote:

         o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

         o full, fair, accurate, timely, and understandable disclosure in reports and documents that a Fund files with, or submits to, the U.S. Securities and Exchange Commission ("SEC") and in other public communications made by the Fund;

         o compliance with applicable governmental laws, rules and regulations;

         o the prompt internal reporting of violations of this Code to the party or parties identified below; and

         o    accountability for adherence to this Code.

2. Duties Of Covered Officers. It is the responsibility of the Covered Officers, by their words and actions, to foster a corporate culture that encourages honest and ethical conduct, including the ethical resolution of, and appropriate disclosure of, conflicts of interest. The Covered Officers should work to assure a working environment that is characterized by respect for law and compliance with applicable rules and regulations. The Covered Officers must:

         o    act with integrity;

         o familiarize themselves with the disclosure requirements generally applicable to the Funds and, to the extent appropriate within the Covered Officer's area of responsibility, take appropriate steps with the goal of promoting full, fair, accurate, timely and understandable disclosure in reports and documents the Funds file with the SEC and in other public communications made by the Funds;

         o not knowingly misrepresent, or cause others to misrepresent, facts about the Funds; and

         o not use personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Funds whereby the Covered Officer would benefit personally to the detriment of the Funds;

         o not cause the Funds to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Funds; and

         o not use material non-public knowledge of portfolio transactions made or contemplated for the Funds to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

3. Other Potential Conflicts. Any potential conflict of interest or appearance of conflict of interest must be discussed by a Covered Officer with the General Counsel of Diversified Investment Advisors, Inc. (the "GC"), including:

         o service as a director on the board of directors or trustees of any public or private company (other than a not-for-profit organization);

         o    the receipt of any non-nominal gifts; and

         o the receipt of any entertainment from any company with which the Funds have current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety.

4. Reporting. Upon receipt of this Code, and annually thereafter, the Covered Officers must sign an acknowledgement stating that he or she has received, read and understands the Code.

5. Violations. Any person who becomes aware of an apparent violation of this Code must report it to the GC. The GC is authorized to investigate any such violations and report his or her findings to the Chairperson of the Audit Committees of the Funds. The Chairperson may report violations of the Code to the Board of Trustees if he or she believes such reporting is appropriate. The Chairperson may also determine the appropriate sanction for any violations of this Code, including removal from office, provided that removal from office shall only be carried out with the approval of the Boards of Trustees of the Funds.

6. Amendments. Technical, administrative or other non-substantive amendments to this Code must be approved by the Chairperson of the Audit Committees of the Funds and any material amendment must be approved by the Board of Trustees. Amendments must be filed with the SEC as required by applicable rules. All amendments must be in writing.

7. Relationship To Codes of Ethics. The Funds and its principal service providers have adopted codes of ethics under Rule 17j-1 under the Investment Company Act of 1940. Those codes are separate requirements and are not part of this Code.

8. Confidentiality. All reports and records prepared or maintained pursuant to this Code shall be confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone.




Attachment



OfficersCodeofEthics

                                                              Exhibit A
                                                              ---------

                     PERSONS COVERED BY THIS CODE OF ETHICS


Mark Mullin, Principal Executive Officer


Joseph Carusone, Principal Financial Officer


Suzanne Montemurro, Assistant Treasurer



















OfficersCodeofEthics